Name of Registrant:
Franklin Federal Tax-Free Income Fund

File No. 811-03395

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of Franklin Federal Tax-Free Income Fund (the "Trust"), on behalf of Franklin Federal Tax-Free Income Fund (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo, California 94403-1906 on October 30, 2017, adjourned on December 15, 2017 and reconvened on December 29, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following
Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers" structure
whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.
3.	To approve an amended fundamental investment restriction
regarding investments in commodities.

The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	586,968,901	96.94%	57.21%	18,552,749	3.06%	1.81%
Terrence J. Checki	587,067,424	96.95%	57.22%	18,454,226	3.05%	1.80%
Mary C. Choksi	587,559,428	97.03%	57.27%	17,962,222	2.97%	1.75%
Edith E. Holiday	587,690,205	97.06%	57.28%	17,831,445	2.94%	1.74%
Gregory E. Johnson	587,598,227	97.04%	57.27%	17,923,423	2.96%	1.75%
Rupert H. Johnson, Jr.	587,204,078	96.97%	57.23%	18,317,573	3.03%	1.79%
J. Michael Luttig	587,668,014	97.05%	57.28%	17,853,636	2.95%	1.74%
Larry D. Thompson	587,358,284	97.00%	57.25%	18,163,366	3.00%	1.77%
John B. Wilson	587,676,823	97.05%	57.28%	17,844,827	2.95%	1.74%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker
Non-Vote	% Broker Non-Vote	Passed (Y or N)
421,717,060	69.65%	41.10%	31,987,624	5.28%
23,422,375	3.87%	128,394,587	21.20%	Y

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker
Non-Vote	% Broker Non-Vote	Passed (Y or N)
422,772,501	69.82%	41.21%	24,575,782	4.06%
29,778,780	4.92%	128,394,587	21.20%	Y